Exhibit 15.14

[LETTERHEAD OF DEGOLYER AND MACNAUGHTON]

Consent of DeGolyer and MacNaughton

We consent to the reference to our firm in the form and context in which they appear in this Annual Report on Form 20-F of CNOOC Limited, the inclusion of our report dated February 28, 2015, herein, and to the incorporation by reference in any Registration Statement on Form F-3 and related Prospectus Supplements of CNOOC Limited for the registration of debt securities and guarantees previously filed with the Securities and Exchange Commission.

/s/ DeGolyer and MacNaughton DeGolyer and MacNaughton Texas Registered Engineering Firm F-716

Dallas, Texas

April 22, 2015